LEHMAN BROTHERS

Press Release
______________________________________________________________________________


For Immediate Release                             Media Contact:  Hannah Burns
                                                                  212-526-4064
                                                                  Kerrie Cohen
                                                                  212-526-4092


                 LEHMAN BROTHERS NAMES CHRISTOPHER M. O'MEARA
                            CHIEF FINANCIAL OFFICER

NEW YORK, November 29, 2004 - Lehman Brothers, the global investment bank, today announced that Christopher M. O'Meara, 43, has been named Chief Financial Officer. Mr. O'Meara succeeds and reports to Dave Goldfarb, who has been named Chief Administrative Officer.

As Chief Financial Officer, Mr. O'Meara will oversee treasury and tax, financial control, expense management and the Firm's international finance organization.

"Chris has clearly distinguished himself over the past ten years in his commitment and service to Lehman Brothers," said Chairman and Chief Executive Officer Richard S. Fuld, Jr. "His experience in financial control, business performance planning, measurement, reporting and analysis, financial and regulatory reporting and accounting policy will serve him well in his responsibilities as the Firm's CFO."

Mr. O'Meara joined the Firm in 1994 and has served in various prominent roles across the Finance Division including Financial Controller, head of Expense Management, Chief Financial Officer of Investment Banking and head of Financial Management Information. Most recently, Mr. O'Meara served as the Firm's Global Controller.

                                    -more-

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                                                                 O'Meara/pg. 2

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity and wealth and asset management services. The Firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products and recruitment opportunities, visit our Web site at www.lehman.com.

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